Exhibit 3.181.1

CERTIFICATE OF MERGER

OF

NEW ORLEANS INTERNATIONAL HOTEL

WITH AND INTO

HLT JV ACQUISITION LLC

(Under Section 18-209 of the Delaware Limited Liability Company Act)

The undersigned, HLT JV Acquisition LLC, a Delaware limited liability company, DOES HEREBY CERTIFY:

FIRST: The name, jurisdiction of formation or organization, and type of entity of each of the constituent entities are as follows:

Name	Jurisdiction of Formation or Organization	Type of Entity
New Orleans International Hotel	Louisiana	Partnership
HLT JV Acquisition LLC	Delaware	Limited Liability Company

SECOND: The Agreement and Plan of Merger, dated as of October 23, 2013, between HLT JV Acquisition LLC, a Delaware limited liability company, and New Orleans International Hotel, a Louisiana partnership, has been approved and executed by each of the constituent entities in accordance with Section 18-209 of the Delaware Limited Liability Company Act and Louisiana law.

THIRD: The name of the surviving domestic limited liability company is HLT JV Acquisition LLC (the “Surviving Company”).

FOURTH: The executed Agreement and Plan of Merger is on file at a place of business of the Surviving Company at 7930 Jones Branch Drive, McLean, VA 22102.

FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Company, on request and without cost, to any member of HLT JV Acquisition LLC and any person holding an interest in New Orleans International Hotel.

SIXTH: The effective time of the merger shall be 12:35 p.m. Eastern Time on October 25, 2013.

[Signature Page Follows]

IN WITNESS WHEREOF, Surviving Company has caused this certificate to be signed on this 24th day of October, 2013.

HLT JV ACQUISITION LLC

By:	/s/ Sean Dell’Orto
Name: Sean Dell’Orto
Title: Authorized Person